EXHIBIT 12.1


                    STATEMENT REGARDING COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES


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
                                                                 FISCAL YEAR
                           -----------------------------------------------------------------------------------------
(dollars in thousands)       JULY 2, 2005    JULY 3, 2004(1)    JUNE 28, 2003     JUNE 29, 2002     JUNE 30, 2001
                             ------------    ------------       -------------     -------------     -------------

Earnings before income
  taxes                         $ 1,525,436       $ 1,475,144       $ 1,260,387       $ 1,100,870         $ 966,655

Add: Fixed charges                   85,806            83,454            83,330            71,132            78,959

Subtract: Capitalized
  interest                            4,316             7,495             5,244             3,746             2,995
                           ----------------- ----------------- ----------------- ----------------- -----------------
Total                           $ 1,606,926       $ 1,551,103       $ 1,338,473       $ 1,168,256       $ 1,042,619
                           ----------------- ----------------- ----------------- ----------------- -----------------

Fixed Charges:

  Interest expense                 $ 75,000          $ 69,880          $ 72,234          $ 62,897          $ 71,776

  Capitalized interest                4,316             7,495             5,244             3,746             2,995

  Rent expense interest
    factor                            6,490             6,079             5,852             4,489             4,188
                           ----------------- ----------------- ----------------- ----------------- -----------------
Total                              $ 85,806          $ 83,454          $ 83,330          $ 71,132          $ 78,959
                           ----------------- ----------------- ----------------- ----------------- -----------------

Ratio of earnings to
fixed charges                          18.7              18.6              16.1              16.4              13.2

(1) The fiscal year ended July 3, 2004 was a 53-week year.
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